Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2021, except for the changes described in the third paragraph of note 1 and the fifth paragraph of note 2, as to which the date is February 11, 2022, with respect to the consolidated financial statements of General Electric Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2023